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                                                                    Exhibit 99.9

                               January 14, 1998


The Board of Directors
Physician Sales and Service, Inc.
4345 Southpoint Boulevard
Jacksonville, Florida 32216


Members of the Board:

          We hereby consent to the inclusion of our opinion letter to the Board of Directors of Physician Sales and Service, Inc. ("PSS") as Annex F to the Joint Proxy Statement/Prospectus of PSS and Gulf South Medical Supply, Inc. ("Gulf South") relating to the proposed merger transaction involving PSS and Gulf South. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                          BT ALEX. BROWN INCORPORATED

                                          By: /s/ Daniel E. McIntyre
                                              Managing Director